   As filed with the Securities and Exchange Commission on September 25, 1998

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           NATIONAL MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   13-2658741
                     (I.R.S. Employer Identification Number)

                             15821 Ventura Boulevard
                                    Suite 570
                            Encino, California 91416

                    (Address of principal executive offices)

            Brian J. Sisko, Senior Vice President and General Counsel
                         Eleven Penn Center, Suite 1100
                               1835 Market Street
                        Philadelphia, Pennsylvania 19103
                     (Name and address of agent for service)

                                 (215) 988-4600
          (Telephone number, including area code, of agent for service)
                               ------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans. Check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Form of Prospectus included herein also relates to the securities registered under the Registrant's Registration Statement on Form S-3 (Reg. No. 333-48205) declared effective by the Securities and Exchange Commission (the "Commission") on April 16, 1998, is intended for use therewith, and constitutes a post-effective amendment thereto.

                         CALCULATION OF REGISTRATION FEE


                                                             Proposed              Proposed           Amount of
  Title of Securities           Amount to be             Maximum Offering      Maximum Aggregate    Registration
   to be Registered              Registered               Price Per Share       Offering Price           Fee
  Common Stock, par value
  $.01 per share                4,318,579 (1)            $3.375/share (2)       $14,575,204(2)      $4,300.00(2)
-------------------------------------------------------------------------------------------------------------------

(1) 5,750,000 shares of Registrant's Common Stock issuable upon conversion of the ValueVision Note and exercise of the 1995 ValueVision Warrants and 1998 ValueVision Warrants have been previously registered on a Registration Statement on Form S-3 declared effective by the Commission on April 16, 1998 (Reg. No. 333-48205) (the "Prior Registration Statement") and a registration fee of $3,817.00 (based on a market price of $2.25 per share of Common Stock) was paid in connection therewith. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock set forth in the Calculation of Registration Fee Table issuable in respect of the ValueVision Note, the 1995 Warrants and the 1998 Warrants is subject to adjustment by reason of stock splits, stock dividends, and other similar transactions in the Common Stock.

(2) Based on the average of the high and low sales price of the Registrant's Common Stock as reported by the New York Stock Exchange on September 21, 1998, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

"Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state."

                              SUBJECT TO COMPLETION

PROSPECTUS

                           NATIONAL MEDIA CORPORATION
                         Eleven Penn Center, Suite 1100
                               1835 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-4600

                      ------------------------------------
                        10,068,579 Shares of Common Stock
                      ------------------------------------


         This prospectus concerns the offer and sale by the selling stockholder named herein (the "Selling Stockholder"), from time to time, of up to 10,068,579 common shares (the "Offered Shares"), par value $.01 per share (the "Common Stock") of National Media Corporation (together with its subsidiaries, the "Company" or the "Registrant").

         The Offered Shares (the "Conversion Shares") consist of the shares of Common Stock issuable by the Company upon conversion by the Selling Stockholder of a promissory note executed by the Company held by the Selling Stockholder, as amended by a letter agreement, dated August 11, 1998, between NM Acquisition Co., LLC, the Selling Stockholder and the Company (the "ValueVision Note") and upon exercise of the 1995 Warrants and 1998 Warrants issued by the Company to the Selling Stockholder. Certain shares of Common Stock issuable by the Company upon conversion by the Selling Stockholder of the ValueVision Note and exercise of the 1995 Warrants and 1998 Warrants were registered for resale pursuant to a Registration Statement on Form S-3 (Reg. No. 333-48205) declared effective by the Securities and Exchange Commission on April 16, 1998. The conversion price of the ValueVision Note is $1.073125 per share of Common Stock. The exercise price of the 1995 Warrants and the 1998 Warrants is $2.74 per share of Common Stock.

         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of Offered Shares issuable in respect of the ValueVision Note, the 1995 Warrants and the 1998 Warrants is subject to adjustment by reason of stock splits, stock dividends and other similar transactions in the Common Stock.

         None of the proceeds from the sale of the Offered Shares by ValueVision will be received by the Company. The Company will pay substantially all of the expenses with respect to the offering and sale of the Offered Shares to the public, including the costs associated with registering the Offered Shares under the Securities Act and preparing and printing this Prospectus. Any underwriting commission and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholder.

         The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange ("PHLX") under the symbol "NM." On September 21, 1998, the closing sale price for the Common Stock, as quoted on the New York Stock Exchange ("NYSE"), was $3.4375 per share.


                   SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR
                CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.
                      ------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY OTHER AUTHORITY
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September __, 1998.

         Pursuant to this Prospectus, the Offered Shares may be sold by the Selling Stockholder, from time to time while the Registration Statement to which this Prospectus relates is effective, on the NYSE, the PHLX or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The Selling Stockholder has advised the Company that it currently intends to sell all or a portion of the Offered Shares pursuant to this Registration Statement from time to time in any manner described under "Plan of Distribution." See "Plan of Distribution." Notwithstanding the registration of the offer and sale of Offered Shares hereunder to subsequent purchasers, the Selling Stockholder to whom the Offered Shares were initially issued by the Company, whether or not an affiliate of the Company, that acquires the Conversion Shares will be required to deliver this Prospectus in accordance with the Securities Act in connection with any transaction involving the resale of such securities.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES TO WHICH THIS PROSPECTUS RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other information filed with the Commission can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's website (http:www.sec.gov). The Common Stock of the Company is listed on the NYSE and the PHLX and reports, proxy and information material and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PHLX, 1900 Market Street, Philadelphia, Pennsylvania 19103.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Public Reference Section of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the "Form 10-K");

         (b)      Amendment No. 1 on Form 10-K/A;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         (d) The Company's Current Reports on Form 8-K, dated April 8, 1998, June 1, 1998 , July 15, 1998 and August 13, 1998;

         (e) The Company's proxy statement on Schedule 14A, dated September 23, 1998; and

         (f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.


         All documents filed pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to National Media Corporation, c/o Quantum Television, 15821 Ventura Boulevard, Suite 570, Encino, California 91416; Attention: Director of Investor Relations, phone number 818-461-6400.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains "forward-looking" statements regarding potential future events and developments affecting the business of the Company. Such statements relate to, among other things, (i) the transactions described under "Recent Developments" below; (ii) competition for customers for the Company's products and services; (iii) the uncertainty of developing or obtaining rights to new products that will be accepted by the market and the timing of the introduction of new products into the market; (iv) the limited market life of the Company's products; and (v) other statements about the Company or the direct response consumer marketing industry.

         The Company's ability to predict the results or the effect of any pending events on the Company's operating results is inherently subject to various risks and uncertainties, including competition for products, customers and media access; the risks of doing business abroad; the uncertainty of developing or obtaining rights to new products that will be accepted by the market; the limited market life of the Company's products; and the effects of government regulations. Reference is made in particular to the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1998 Annual Report and Quarterly Report on Form 10-Q incorporated in this Prospectus by reference. Such forward-looking statements include those preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends,""plans," "estimates" or similar expressions.


                                   THE COMPANY

         The Company is principally engaged in the use of direct response transactional television programming, known as infomercials, to sell consumer products. The Company manages all phases of direct marketing for the majority of its products in both the United States and international markets, including product selection and development, manufacturing by third parties, production and broadcast of infomercials, order processing and fulfillment and customer service.

         The Company is engaged in direct marketing of consumer products in the United States and Canada through its wholly-owned subsidiary, Quantum North America, Inc. (formerly Media Arts International, Ltd.), which the Company acquired in 1986, and internationally through its wholly-owned subsidiaries:
Quantum International Limited, which the Company acquired in 1991; Quantum Far East Ltd., through which the Company operates in all Asian countries other than Japan; Quantum International Japan Company Limited, which the Company formed in June 1995; and Prestige Marketing Limited ("Prestige") and Suzanne Paul Holdings Pty Limited and its operating subsidiaries (collectively, "Suzanne Paul"), which the Company acquired in July 1996. The Company produces infomercials through Quantum Television (formerly d/b/a DirectAmerica Corporation), which the Company acquired in October 1995.

         The Company is a Delaware corporation, with its principal executive offices located at 15821 Ventura Boulevard, Suite 570, Encino, California 91416 and its telephone number is 818-461-6400.


                               RECENT DEVELOPMENTS

         On August 11, 1998, the Company executed definitive agreements with NM Acquisition Co., LLC ("ACO"), a new Delaware limited liability company formed for the purpose of the Transactions described herein, relating to a transaction pursuant to which an investor group (the "Investor Group") has agreed to acquire a substantial equity interest in and operational control of the Company through the purchase from the holders thereof (the "Series D Holders") of $10,000,000 of the Company's Series D Convertible Preferred Stock, par value of $.01 per share (the "Series D Preferred Stock"), and the purchase from the Company of $20,000,000 to $22,000,000 of the Company's newly-created Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock") (together with the other transactions contemplated thereby, the "Transactions").

         At the time of the execution of the definitive agreements regarding the Transactions, the Investor Group consummated the acquisition of 10,000 shares of the Company's outstanding Series D Preferred Stock, along with warrants to purchase 992,942 shares of Common Stock which had previously been issued to the original holders of the Series D Preferred Stock (collectively, the "Series D Securities") from the Series D Holders for an aggregate of $10,000,000. Upon consummation of such acquisition, the Investor Group, the Series D Holders and the Company eliminated the floating conversion price feature of the Series D Preferred Stock, fixing the conversion price at $1.073125 per share of Common Stock and agreed to certain limitations regarding sales of the Series D Securities and the Common Stock issuable upon conversion and/or exercise of the Series D Securities. In the event the Transactions are not consummated, or upon the occurrence of certain events, including a subsequent "change in control" of the Company, the agreements related to the elimination of the floating conversion price feature of the Series D Preferred Stock, the sales limitations with respect to the Series D Securities and the Common Stock issuable upon conversion and/or exercise of the Series D Securities and certain other covenants with respect to sales of the Series D Securities and the Common Stock issuable upon conversion and/or exercise of the Series D Securities will terminate.

         In addition to the $10,000,000 acquisition of the Series D Securities, ACO entered into a stock purchase agreement with the Company pursuant to which the Investor Group agreed to invest a minimum of $20,000,000 and a maximum of $22,000,000 directly into the Company in exchange for shares of the Company's newly-created Series E Preferred Stock. The Series E Preferred Stock will be convertible into shares of Common Stock at a fixed conversion price of $1.50 per share (subject to adjustment for certain anti-dilution events).

         Upon execution of the definitive agreements regarding the Transactions, Stephen C. Lehman was named Acting Chief Executive Officer of the Company. Mr. Lehman, Eric R. Weiss and Andrew M. Schuon were also named to the Company's Board of Directors as designees of ACO. The Company also entered into a consulting agreement (the "Consulting Agreement") with Temporary Media Co., LLC, a newly-formed limited liability company controlled by Mr. Lehman, Mr. Weiss and Daniel M. Yukelson ("TMC"), pursuant to which TMC is presently providing executive management consulting services to the Company pending consummation of the Transactions. In connection with the Consulting Agreement, the Company granted to TMC (i) a five-year option (the "TMC Options") to purchase up to 212,500 shares of Common Stock, subject to certain vesting requirements, at an exercise price of $1.32 per share and (ii) contingent warrants (the "TMC Warrants"), which will only become effective following consummation of the Transactions, to purchase up to 3,762,500 shares of Common Stock, at exercise prices ranging from $1.32 per share to $3.00 per share. In the event that the Company's stockholders do not approve the Transactions, all TMC Warrants and all non-vested TMC Options will be cancelled. Additionally, if TMC materially breaches its duties and obligations under the Consulting Agreement and such breach remains uncured for 30 days, all TMC Warrants and all non-vested TMC Options will be cancelled. 1,000,000 of the TMC Warrants shall not be exercised by TMC or any employee of TMC and may only be transferred to any officer, director, employee or consultant of the Company other than Messrs. Lehman, Weiss, Yukelson or any employee of TMC. TMC expects to use the TMC Warrants to retain and attract highly qualified executive personnel and other persons associated with the Company's programming to the Company and that the TMC Warrants will have additional terms which provide for the vesting of the TMC Warrants over a three to five year period.

         As a result of negotiations initiated by the Company and ACO, the Company also executed agreements with First Union National Bank ("First Union") and ValueVision providing for modifications to the Company's two primary credit facilities. First Union waived all outstanding financial covenant violations and modified certain financial covenants pending consummation of the Transactions upon receipt of a $190,000 fee. First Union also agreed to accept payment of 75% of all outstanding principal obligations in full satisfaction of the Company's indebtedness, provided such payment is made to First Union by November 15, 1998 and all other outstanding fees and accrued interest are paid in full.

         ValueVision has agreed to waive its right to accelerate repayment of its $10,000,000 demand note (the "ValueVision Note") pending Closing of the Transactions, other than in the event of an acceleration of the First Union facility. ValueVision also agreed to certain standstill provisions and certain limitations regarding the Company's payment of the ValueVision Note prior to January 1, 1999. In consideration thereof, the Company agreed to re-price certain warrants held by ValueVision to $2.74 per share. The Company retained its right to repay the ValueVision Note upon maturity in cash or shares of Common Stock (at $1.073125 per share) at the Company's option.

         The Company has filed with the Securities and Exchange Commission, the New York Stock Exchange and the Philadelphia Stock Exchange a definitive proxy statement describing the Transactions.

                                  RISK FACTORS

         The purchase of the shares of Common Stock offered hereby involve certain risks. In addition to the other information set forth and incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered hereby. The Company's fiscal year ends on March 31. References to fiscal 1998, fiscal 1997 etc. refer to the fiscal period ending in the indicated calendar year.

Recent Losses; Cash Flow

         The Company has suffered net losses in four of its last five fiscal years, including net losses of approximately $56.8 million in fiscal 1998, approximately $45.7 million in fiscal 1997, approximately $670,000 in fiscal 1995 and approximately $8.7 million in fiscal 1994. The Company also reported a net loss of approximately $3.2 million for the first quarter of fiscal 1999. Based upon the deterioration which occurred in the Company's financial condition during fiscal 1997 and 1998 and the presence of certain other conditions, as of June 29, 1998, the Company's independent auditors opined that substantial doubt existed as to the Company's ability to continue as a going concern. During calendar year 1998, the Company has also experienced, as result of such losses and other circumstances, significant cash flow difficulties. While the Company has developed a business plan and implemented a number of programs designed to reduce costs and return the Company to profitability, there can be no assurance that the Company's business plan adequately addresses the circumstances and situations which resulted in the Company's performance in the periods referred to above. Unless the Company has adequately addressed the reasons for its recent results of operations, there can be no assurance as to the Company's future results of operations.

Nature of the Infomercial Industry

         The worldwide infomercial industry is now characterized by extreme competition for products, customers and media access. The Company's future in this industry will depend in part on its access to, and efficient management of, media time; the introduction of successful products and the full exploitation of such products through not only direct marketing but also traditional retail marketing and other channels of distribution, including the Internet; its ability to enhance its product lines and support product marketing and sales with efficient order fulfillment and customer services; and its ability to successfully integrate the entities or businesses the Company has or may acquire into an efficient global company. The future revenues of the business will depend substantially on the Company's ability to create and maintain an effective, integrated organization to develop, introduce and market products that (i) address changing consumer needs on a timely basis; (ii) establish and maintain effective distribution channels (infomercial and non-infomercial) for its products; and (iii) develop new geographic markets while expanding profitable established geographic markets. There can be no assurance that the Company will be able to achieve these goals. While the Company maintains an internal product development group responsible for seeking out new products from third parties, there can be no assurance that present and potential third party product providers will choose to market products through the Company in the future. Delays in product introductions and short falls in successful product introductions played a significant part in the Company's fiscal 1997, 1998 and subsequent results of operations. Any significant delays or reductions in product introductions in the future periods could have a material adverse effect on the Company's future results of operations.

Dependence on Foreign Sales

         The Company had no sales outside the United States and Canada prior to June 1991. The Company now markets products to consumers in over 70 countries. In fiscal 1998, 1997 and 1996, approximately 54.9%, 47.4% and 51.6%, respectively, of the Company's net revenues were derived from sales to customers outside the United States and Canada. In fiscal 1998, 1997 and 1996, sales in Germany accounted for approximately 7.5%, 5.7% and 7.0%, respectively, of the Company's net revenues. In early 1994, the Company began airing its infomercials in Asia. Sales of the Company's products in Asia accounted for approximately 15.2% of' the Company's net revenues for fiscal 1998, down from 19.8% in fiscal 1997. Sales of the Company's products in Japan, which represented a significant portion of Asian revenues, accounted for approximately 11.5% of the Company's net revenues in fiscal 1998, down from 17.7% in fiscal 1997. The economic downturn in these markets has materially adversely affected the Company. A turnaround is not yet expected. Geographical expansion of sales activity has resulted in increased working capital requirements as a result of additional lead time for delivery of and payment for product prior to receipt of sale proceeds. While the Company's foreign operations have the advantage of airing infomercials that have already proven successful in the United States market, as well as successful infomercials produced by domestic and other international companies with limited media access and distribution capabilities, there can be no assurance that the Company's foreign operations will continue to generate similar levels of net revenues. Competition in the Company's international marketplace is increasing rapidly. In addition, the Company is subject to many risks associated with doing business abroad, including: adverse fluctuations in currency exchange rates; transportation delays and interruptions; political and economic disruptions; the imposition of tariffs and import and export controls; and increased customs or local regulations. The occurrence of any one or more of the foregoing could have a material adverse effect on the Company's results of operations.

Entering into New Markets

         As the Company enters into new markets, including countries in Asia and South America, it is faced with the uncertainty of never having done business in those commercial, political and social settings. Accordingly, despite the Company's best efforts, its likelihood of' success in each new market which it enters is unpredictable for reasons particular to each such market. It is also possible that, despite the Company's apparently successful entrance into a new market, some unforeseen circumstance could arise which would limit the Company's ability to continue to do business or to expand in that new market.

Dependence on New Products; Unpredictable Market Life; Inventory Management and Product Returns

         The Company is dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. The Company's future results of operations will also be dependent upon its ability to proactively manage its products through their life cycles. The Company's five most successful products in each of fiscal 1998, 1997 and 1996 accounted for approximately 40.3%, 41.2% and 46.0%, respectively, of the Company's net revenues for such periods. For the most part, the Company's five most successful products change from year to year. Revenues are dependent from year to year on the introduction of new products. Even if the Company is able to introduce new products, there can be no assurance that such new products will be successful. The Company's future results of operations depend on its ability to spread its revenue (sales) stream over a larger number of products in a given period and to more effectively exploit the full revenue potential of each product it introduces through all levels of consumer marketing, whether directly or through third parties.

         Product sales and results of operations for a given period will depend upon, among other things, a positive customer response to the Company's infomercials, the Company's effective management of product inventory and the stage in their life cycles of products sold during such period. Customer response to infomercials depends on many variables, including, the appeal of the products being marketed, the effectiveness of the infomercials, the availability of competing products and the timing and frequency of air-time. There can be no assurance that the Company's new products will receive market acceptance.

         In the event the Company does not have an adequate supply of inventory, as a result of production delays or shortages or inadequate inventory management or cash flow difficulties, it may lose potential product sales. The ability of the Company to maintain systems and procedures to more effectively manage its inventory (and its infomercial airings), in the domestic as well as international markets, is of critical importance to the Company's continuing cash flow and results of operations. It is possible that, during a product's life, unanticipated obsolescence of such product may occur or problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect the continued viability of the product for sale despite the fact that the Company may still hold a sizable inventory position in such product. Most of the Company's products have a limited market life. Accordingly, it is extremely important that the Company fully realize the potential of each successful product.

         Historically, the majority of products generate their most significant domestic revenue in their introductory year. Foreign revenues have tended to be generated more evenly over a somewhat longer period. In the event the number of times an infomercial is broadcast within a market is increased, the market life of such product in such market may decrease. There can be no assurance that a product which has produced significant sales will continue to produce significant, or any, sales in the future. As a result, the Company is dependent on its ability to adapt to market conditions and competition as well as other factors which affect the life cycles of its products and its ability to continue to identify and successfully market new products. The failure of newly introduced products or significant delays in the introduction of, or failure to introduce, new products would adversely impact the Company's results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

         Even when market acceptance for the Company's new products occurs, the Company's results of operations may be adversely impacted by returns of' such products, either pursuant to the Company's warranties or otherwise. While the Company establishes reserves against such returns which it believes are adequate based upon historic levels and product mix, there can be no assurance that the Company will not experience unexpectedly high levels of returns (in excess of' its reserves) for certain products. In the event that returns exceed reserves, the Company's results of operations would be adversely affected.

Dependence on Third Party Manufacturers and Service Providers

         The Company has historically been dependent on third party sources, both foreign and domestic, to manufacture all of its products. From time to time, the Company has also been dependent to an extent upon a number of companies which serve to fulfill orders placed for the Company's products and/or provide telemarketing services. The inability of the Company, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for a specific product or to satisfy orders for such product could have a material adverse effect on the Company's results of operations. Moreover, because the time from this initial approval of a product by the Company's product development personnel to the first sale of such product is relatively short, the Company's ability to cause its manufacturing sources to meet its production and order fulfillment deadlines at reasonable costs and produce a high-quality product or render quality service is important to its business. There can be no assurance that the Company will successfully manage this process in such a way to maximize its sales of its products. Since the Company often relies on foreign manufacturers, it must allow longer lead times for products to fulfill customer orders. Utilizing such foreign manufacturers exposes the Company to the general risks of doing business abroad.

Dependence on Media Access; Effective Management of Media Time

         The Company has historically been dependent on having access to media time to televise its infomercials on cable networks, network affiliates and local stations. The Company's future results of operation will also depend upon the Company's ability to manage its media time, taking advantage of long-term purchases where prudent and spot purchases where necessary. This media management function must also include a meaningful coordination between available infomercials and available media time. In the normal course of business, the Company's media contracts expire pursuant to their terms from time to time. There can be no assurance that, as existing contracts expire, the Company will be able to purchase or renew media time on a long-term basis or at favorable price levels. The Company purchases a significant amount of its media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. The Company currently does not pay and is not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, these operators will begin to charge the Company to continue broadcasting the Company's infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time (i.e., the hours during which a station does not broadcast its own programming). Significant increases in the cost of' media time or significant decreases in the Company's access to media time, domestically or internationally, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on its results of operations. There can also be no assurances that, even if the Company secures media access, its programming will attract viewers or that its products will enjoy consumer acceptance. In addition, periodically, due to world events, media access and the number of persons viewing the Company's infomercials in one or more markets may be substantially diminished. In such circumstances, the Company's results of operations for such periods may be adversely affected. In recent periods the Company has experienced an increase in the demand by international media suppliers for fixed rates and/or for minimum revenue guarantees, both of which increase the Company's risk.

         Whenever the Company makes advance purchases and commitments to purchase media time, if the Company does not manage such media time effectively, such failure could have a material adverse effect on the Company's results of operations. In the event the Company is unable to utilize all of the media time it has acquired, it attempts to arrange to sell a portion of its media time to others. There can be no assurance, however, that the Company will be able to use all of its media time or sell it to others or that, upon expiration of such long-term contracts, the Company will be able to successfully negotiate extensions of such contracts on terms favorable to the Company. The Company's existing agreement with Mitsui & Co., Ltd. ("Mitsui") regarding its operations in Japan will terminate on January 1, 1999. The Company and Mitsui are involved in negotiations to restructure their relationships in Japan and Asia in order to address changes in that market and other circumstances which have arisen. The inability of the Company to extend one or more of such contracts on reasonable terms as they expire could have a material adverse effect on the Company's results of operations. In April 1998 the Company began leasing a twenty-four hour transponder on a newly-launched Eutelstat satellite, the "Hotbird IV," the coverage of which reaches across the European continent. The Company expects to incur significant start up costs in connection with the transponder lease. There can be no assurance that the Company will be able to effectively utilize such media time. Failure to do so could have a material adverse effect on the Company and its results of operations.

Litigation Involving the Company

         The infomercial industry has historically been very litigious and the Company in recent years has been involved in significant legal proceedings and has incurred significant charges in prior periods related to such litigation.

Abbreviated information regarding the status of current material pending litigation involving the Company is set forth below. However, as it pertains to previously reported matters, such information does not purport to be complete and is qualified in its entirety by the detailed description of the legal and regulatory proceedings set forth in the reports filed by the Company pursuant to the Exchange Act and incorporated by reference herein. Such descriptions variously include information relating to the status of the proceedings and the Company's evaluation of the claims made against it. Certain of such previously reported matters have been resolved substantially in accordance with the terms set forth in such prior disclosure. In addition, the Company consummated the acquisition of DirectAmerica in October 1995 and the acquisition of Positive Response Television, Inc. ("Positive Response") in May 1996. As a result of these acquisitions, all liabilities of DirectAmerica and Positive Response became liabilities of the respective wholly-owned subsidiary of the Company into which each of DirectAmerica and Positive Response was merged. The Company also acquired Prestige and Suzanne Paul in July 1996, including all of their respective liabilities.

WWOR Litigation

         In March 1997, WWOR-TV filed a breach of contract action in the United States District Court for New Jersey against one of the Company's operating subsidiaries alleging that the subsidiary wrongfully terminated a contract for the purchase of media time, seeking in excess of $1,000,000 in compensatory damages. The Company is contesting the action. At this stage, the Company cannot predict the outcome of this matter; however, even if plaintiffs were to succeed on all of their claims, the Company does not believe that such result would have a material adverse impact on the Company's results of operations.

Regulatory Matters

         As a result of prior settlements with the FTC, the Company has agreed to two consent orders. Prior to the Company's acquisition of Positive Response, Positive Response and its Chief Executive Officer, Michael S. Levey, also agreed to a consent order with the FTC. Among other things, such consent orders require Positive Response and Mr. Levey to submit compliance reports to the FTC staff. The Company and Mr. Levey submitted compliance reports as well as additional information requested by the FTC staff. In June 1996, the Company received a request from the FTC for additional information regarding certain of the Company's infomercials in order to determine whether the Company was operating in compliance with the consent orders referred to above. The FTC later advised the Company that it believed the Company had violated one of the consent orders by allegedly failing to substantiate certain claims made in one of its infomercials which it no longer airs in the United States. The Company has provided information to the FTC to demonstrate substantiation. If the Company's substantiation is deemed to be insufficient by the FTC, the FTC has a variety of enforcement mechanisms available to it, including, but not limited to, monetary penalties. While no assurances can be given, the Company does not believe that any remedies to which it may become subject will have a material adverse effect on the Company's results of operations or financial condition. The FTC recently notified the Company that it had concerns about claims being made in one of the Company's current infomercials and also raised questions concerning certain aspects of the Company's pricing practices in certain of its current infomercials. The Company is responding to the FTC's inquiries.

         In addition, in Spring 1997, in accordance with applicable regulations, the Company notified the CPSC of breakages which were occurring in its Fitness Strider product. The Company also notified the CPSC of its replacement of certain parts of the product with upgraded components. The CPSC reviewed the Company's testing results in order to assess the adequacy of the Company's upgraded components. The CPSC also undertook its own testing of the product and, in November 1997, informed the Company that the CPSC compliance staff had made a preliminary determination that the Fitness Strider product and upgraded component present a substantial product hazard, as defined under applicable law. The Company and the CPSC staff are discussing voluntary action to address the CPSC's concerns, including replacement of the affected components. At present, management of the Company does not anticipate that any action agreed upon, or action required by the CPSC, will have any material adverse impact on the Company's financial condition or results of operations. The Company has also been contacted by Australian consumer protection regulatory authorities regarding the safety and fitness of the Fitness Strider product and an exercise rider product marketed only in Australia and New Zealand. At this point, the Company cannot predict whether the outcome of these matters regarding the Fitness Strider will have a material adverse impact upon the Company's financial condition or results of operations.

         In August 1998, the Company received notice from the NYSE that the Company did not meet the NYSE's standards for continued listing. The NYSE also requested that the Company provide information regarding any actions taken or proposed by the Company to restore the Company to compliance with the NYSE standards. The Company is formulating its response to the NYSE notification and request. The delisting of the Company's Common Stock from trading on the NYSE would have a material adverse effect on the Company.

Product Liability Claims

         Products sold by the Company may expose it to potential liability from claims by users of such products, subject to the Company's rights, in certain instances, to indemnification against such liability from the manufacturers of such products. The Company generally requires the manufacturers of its products to carry product liability insurance, although in certain instances where a limited quantity of products are purchased from non-U.S. vendors, the vendor may not be formally required to carry product liability insurance. Certain of such vendors, however, maintain such insurance. There can be no assurance that such parties will maintain this insurance or that this coverage will be adequate to cover all potential claims, including coverage in amounts which it believes to be adequate. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

Competition

         The Company competes directly with many companies which generate sales from infomercials. The Company also competes with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources than the Company, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. The Company also competes with companies that make imitations of the Company's products at substantially lower prices. Products similar to the Company's products may be sold in department stores, pharmacies, general merchandise stores and through magazines, newspapers, direct mail advertising and catalogs.

Dependence on Key Personnel

         The Company's executive officers have substantial experience and expertise and make significant contributions to the Company's growth and success. In particular, the Company is highly dependent on certain of its employees responsible for product development and production of infomercials. The unexpected loss of the services of one or more of such individuals could have a material adverse effect on the Company. The employment agreement of John
W. Kirby, the Company's President, expires in September 1998. There is no assurance that the Company will be able to reach a new agreement with Mr. Kirby.

Year 2000 Issues

         The efficient operation of the Company's business is dependent in part on its computer hardware, software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including merchandise purchasing, inventory management, pricing, sales, shopping and financial reporting, as well as in various administrative functions. The Company has been evaluating its Programs and Systems to identify potential Year 2000 compliance issues. These actions are necessary to ensure that the Programs and Systems will recognize and process the Year 2000 and beyond. It is anticipated that modification or replacement of some of the Company's Programs and Systems will be necessary to make such Programs and Systems Year 2000 compliant. The Company is also communicating with suppliers, financial institutions and others to coordinate Year 2000 conversion.

         Based on present information, the Company believes that it will be able to achieve such Year 2000 compliance through a combination of modification of some existing Programs and Systems, and the replacement of other Programs and Systems with new Programs and Systems that are already Year 2000 compliant. However, no assurance can be given that these efforts will be successful. The Company does not expect that the expenses and capital expenditures associated with achieving Year 2000 compliance will have a material effect on its financial condition or results of operations.

Convertible Securities; Shares Eligible for Future Sale

         Sales of substantial amounts of the shares of Common Stock currently issued, issuable upon conversion or exercise of securities convertible into or exercisable for Common Stock or of the shares of Common Stock offered hereby could adversely affect the market value of the Common Stock, depending upon the timing of such sales, and, in the case of convertible and exercisable securities, may effect a dilution of the book value per share of Common Stock.

         As of September 25, 1998, there were 25,466,937 shares of Common Stock outstanding, nearly all of which were freely tradeable without restriction under the Securities Act unless held by affiliates. In addition, as of September 25, 1998, approximately 44,000,000 shares of Common Stock were reserved for issuance upon exercise of outstanding warrants (including the TMC Warrants), options (including the TMC Options), the Company's Series B

Convertible Preferred Stock and the Company's Series D Convertible Preferred Stock. In the event that the Transactions are consummated, the Company will be required to reserve for issuance an additional 13,333,333 shares of Common Stock for issuance upon conversion of the Series E Preferred Stock (assuming the purchase by ACO of $20,000,000 of Series E Preferred Stock) and the Company will be obligated to file and have declared effective a registration statement registering for resale by ACO (or its designee) the shares of Common Stock issuable upon conversion and/or exercise of the Series E Preferred Stock, the TMC Warrants and the TMC Options.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Conversion Shares offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the Conversion Shares offered hereby.

                               SELLING STOCKHOLDER

         The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of September 25, 1998 and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by such Selling Stockholder. During the past three years, the Selling Stockholder and the Company have engaged in certain business transactions, including a merger agreement which was terminated prior to consummation in June 1998. See the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998. The Offered Shares may be offered from time to time by the Selling Stockholder named below. See "Plan of Distribution." However, the Selling Stockholder is under no obligation to sell all or any portion of the Offered Shares, nor is the Selling Stockholder obligated to sell any such Offered Shares immediately under this Prospectus. Because the Selling Stockholder may sell all or part of the Offered Shares, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholder upon termination of any offering made hereby.

         Pursuant to Rule 416(a) under the Securities Act, the shares of Common Stock issuable in respect of the ValueVision Note are subject to adjustment by reason of stock splits, stock dividends, and other similar transactions in the Common Stock.


                                                                                        Common Shares Beneficially
                                                                                         Owned After Offering (1)
                                          Number of Common
                                        Shares Beneficially         Common Shares                       Percent of
Name of Selling Stockholder           Owned Prior to Offering      Offered Hereby         Number       Outstanding
---------------------------------------------------------------------------------------------------------------------
ValueVision International, Inc.              750,000(2)              10,068,579            0(2)             -

------------------

(1)      Assumes the sale of all Offered Shares.

(2) In accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the terms of the ValueVision Note, does not include shares of Common Stock which may be issued upon conversion of the ValueVision Note, including 5,000,000 shares of Common Stock that were previously registered for resale on a Registration Statement on Form S-3 (Reg. No. 333-48205) declared effective by the Commission on April 16, 1998, and 4,318,570 shares of Common Stock being registered for resale pursuant hereto. The 9,318,570 shares of Common Stock issuable upon conversion of the ValueVision Note represents the number of shares issuable upon conversion of $10,000,000 in principal due to ValueVision pursuant to the terms of the ValueVision Note at a conversion price of $1.073125 per share of Common Stock. The exercise price of the 1995 Warrants and 1998 Warrants is $2.74 per share of Common Stock.

                              PLAN OF DISTRIBUTION

         The Offered Shares are being offered on behalf of the Selling Stockholder and the Company will not receive any proceeds from the Offering. The Offered Shares may be sold or distributed from time to time by the Selling Stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Offered Shares may be effected in one or more of the following methods:
(i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the NYSE and PHLX;
(iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; (vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successor in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the position they assume with the Selling Stockholder. The Selling Stockholder or its successor in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus. There can be no assurance that all or any of the Offered Shares will be issued to, or sold by, the Selling Stockholder.

         Brokers, dealers, underwriters or agents participating in the sale of the Offered Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholder and any broker-dealers or other persons who act in connection with the sale of Offered Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the Offered Shares.

         The Selling Stockholder and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Shares by the Selling Stockholder or any other such persons. The foregoing may affect the marketability of the Offered Shares.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Offered Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify the Selling Stockholder and certain related persons against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the Offered Shares has been passed upon for the Company by Brian J. Sisko, Esq., Senior Vice President and General Counsel of the Company.


                                     EXPERTS

         The consolidated financial statements and schedule of National Media Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended March 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph indicating that matters exist that raise substantial doubt as to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS



                                                                                                               Page

Available Information...........................................................................................  3
Incorporation of Certain
Documents by Reference..........................................................................................  3
Forward-Looking Statements......................................................................................  5
The Company.....................................................................................................  5
Recent Developments.............................................................................................  5
Risk Factors..................................................................................................... 7
Use of Proceeds..................................................................................................12
Selling Stockholder..............................................................................................13
Plan of Distribution.............................................................................................14
Legal Matters....................................................................................................14
Experts..........................................................................................................14


                        10,068,579 Shares of Common Stock


                           NATIONAL MEDIA CORPORATION



                                   PROSPECTUS




                               September __, 1998

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Offered Shares, other than underwriting discounts and commissions:

         Registration Fee--Securities and Exchange Commission...................        $   4,300.00
         *Blue Sky fees and expenses.............................................       $   1,000.00
         *Accountants' fees and expenses ........................................       $   3,000.00
         *Legal fees and expenses ...............................................       $   5,000.00
         *Printing and EDGAR expenses ...........................................       $   2,000.00
         *Miscellaneous .........................................................       $   2,500.00
                                                                                        ------------
                  Total .........................................................       $  17,800.00
                                                                                        ------------
                                                                                        ------------

------------------

* Estimate


Item 15. Indemnification of Directors and Officers.

         The Company has adopted in its Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

         Further, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all persons whom it may indemnify pursuant to
Section 145 of the Delaware Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Company. In addition, the Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.


Item 16. Exhibits and Financial Statement Schedules.

         (a)      Schedule of Exhibits.

     Exhibit
     Number      Exhibit
     -------     -------
     2.1(1)       Agreement and Plan of Merger and Reorganization, dated as of
                  October 24, 1995, by and among the Registrant, DA Acquisition
                  Corp., DirectAmerica Corporation, California Production Group,
                  Inc. and other parties thereto.

     2.2(2) Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 and amended as of April 4, 1996, by and among the Registrant, PRT Acquisition Corp. and Positive Response
                  Television, Inc.

     2.3(3) Acquisition Agreement, dated as of May 30, 1996, by and among Registrant, Paul Meier, Susan Barnes, Alan Meier and Tancot
                  Pty Limited.

     2.4(3) Acquisition Agreement, dated as of May 29, 1996, by and among Registrant, Paul Meier, Susan Barnes and Prestige Marketing
                  Holdings Limited.

     2.5(4) Agreement and Plan of Merger and Reorganization, dated as of August 7, 1996, by and among Registrant, NLA Acquisition
                  Corp., Nancy Langston & Associates, Inc. and Nancy Langston.

     2.6(5) Agreement and Plan of Reorganization and Merger, dated as of January 5, 1998, by and among Registrant, ValueVision
                  International, Inc. and V-L Holdings Corp.

     4.1(6)       Certificate of Designations, Preferences and Rights of Series
                  D Convertible Preferred Stock.

     4.2(6)       Form of Warrant issued in connection with Series D Convertible
                  Preferred Stock.

     4.3(7)       Rights Agreement dated as of January 3, 1994.

     4.4(7)       Amendment No. 1 to Rights Agreement, dated as of March 6,
                  1994.

     4.5(8)       Amendment No. 2 to Rights Agreement, dated as of September 26,
                  1994.

     4.6(8)       Amendment No. 3 to Rights Agreement, dated as of September 30,
                  1994.

     4.7(8)       Amendment No. 4 to Rights Agreement, dated as of November 30,
                  1994.

     4.8(9)       Amendment No. 5 to Rights Agreement, dated as of August 14,
                  1997.

     4.9(8)       Certificate of Designations, Preferences and Rights of Series
                  B Convertible Preferred Stock.

     4.10(10)     Director's Stock Grant Plan.

     4.11(11) Form of Warrant to Purchase Common Stock of the Registrant, dated November 24, 1995, issued to Value Vision International,
                  Inc. concerning an aggregate of 500,000 shares at an exercise price of $8.865 per share.

     4.12(11) Form of Warrant to Purchase Common Stock of the Registrant, dated November 24, 1995, issued to various persons concerning an aggregate of 500,000 shares at an exercise price of $10.00 per share.

     4.13(12)     Certificate of Designations, Preferences and Rights of the
                  Series C Convertible Preferred Stock.

     4.14(12)     Form of Warrant issued in connection with the Series C
                  Convertible Preferred Stock.

     4.14(a)(6)   Amendment to Form of Warrant issued to holders of Series C
                  Convertible Preferred Stock.

     4.15(13) Warrant Agreement by and between the Registrant and ValueVision International, Inc., dated as of January 5, 1998, as amended.


     4.16(13) Warrant Certificate No. 1, dated January 5, 1998, issued by the Registrant to ValueVision International, Inc. to purchase
                  250,000 shares of the Registrant's common stock, as amended.

     5(13)        Opinion and Consent of Brian J. Sisko, Esquire.

    10.1(6) Amendment No. 1 to Registration Rights Agreement by and among the Company and the Series D Investors.

    10.2(5) $10,000,000 Demand Promissory Note, dated January 5, 1998, issued by the Company to ValueVision.

    10.3(13) Warrant Agreement by and between the Company and ValueVision, dated as of September 1998.

    10.4(5) Registration Rights Agreement by and between the Company and ValueVision, dated as of January 5, 1998.

  23.1(13) Consent of Ernst & Young LLP, independent auditors, with respect to the consolidated financial statements of National
                  Media Corporation for the year ended March 31, 1997.

-----------------


(1) Incorporated by reference to Registrant's Current Report on Form 8-K dated October 19, 1995.

(2) Incorporated by reference to Registrant's Current Report on Form 8-K dated May 17, 1996.

(3) Incorporated by reference to Registrant's Current Report on Form 8-K dated July 1, 1996.

(4) Incorporated by reference to Registrant's Current Report on Form 8-K dated August 7, 1996.

(5) Incorporated by reference to Registrant's Current Report on Form 8-K/A dated January 5, 1998.

(6) Incorporated by reference to Registrant's Registration Statement on Form S-3 (File No. 333-48205).

(7) Incorporated by reference to Registrant's Annual Report on Form 10-K for fiscal year ended March 31, 1994.

(8) Incorporated by reference to Registrant's Annual Report on Form 10-K for fiscal year ended March 31, 1995.

(9) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

(10) Incorporated by reference to Registrant's Registration Statement on Form S-8 filed October 19, 1995.

(11) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1995.

(12) Incorporated by reference to Registrant's Report on Form 8-K dated September 18, 1997.

(13)     Filed herewith.


Item 17. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

        (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (A)      to include any prospectus required by section 10(a)
(3) of the Securities Act;

                  (B) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (iv) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 25th day of September, 1998.

                        NATIONAL MEDIA CORPORATION


                        BY: /s/ Stephen C. Lehman
                           ---------------------------------------------------
                            Stephen C. Lehman, Acting Chief Executive Officer


                                POWER OF ATTORNEY

Each of the undersigned officers and directors of National Media Corporation whose signature appears below hereby appoints Frederick S. Hammer as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of September, 1998.


               Signature                                        Title(s)
               ---------                                        --------
  /s/ Stephen C. Lehman                     Acting Chief Executive Officer and Director
---------------------------------
Stephen C. Lehman

  /s/ John J. Sullivan                      Chief Financial Officer
---------------------------------
John J. Sullivan

  /s/ Albert R. Dowden                      Director
---------------------------------
Albert R. Dowden

  /s/ William M. Goldstein
---------------------------------
William M. Goldstein                        Director

                                            Chairman of the Board and Director
---------------------------------
Frederick S. Hammer

  /s/ John W. Kirby                         President and Director
---------------------------------
John W. Kirby

  /s/ Andrew M. Schuon                      Director
---------------------------------
Andrew M. Schuon

  /s/ Robert N. Verratti                    Director
---------------------------------
Robert N. Verratti

  /s/ Eric R. Weiss
---------------------------------
Eric R. Weiss                               Director

  /s/ Jon W. Yoskin, II
---------------------------------
Jon W. Yoskin,  II                          Director

                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------
4.15              Warrant Agreement by and between the Registrant and
                  ValueVision International, Inc., dated as of January 5, 1998, as amended.

4.16 Warrant Certificate No. 1, dated January 5, 1998, issued by the Registrant to ValueVision International, Inc. to purchase
                  250,000 shares of the Registrant's common stock, as amended.

5                 Opinion and Consent of Brian J. Sisko, Esquire.

10.3 Warrant Agreement by and between the Company and ValueVision, dated as of September __, 1998.

23.1 Consent of Ernst & Young LLP, independent auditors, with respect to the consolidated financial statements of National
                  Media Corporation for the year ended March 31, 1998.